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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                QUICKTURN DESIGN SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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                               SUPPLEMENT TO THE
                                PROXY STATEMENT
                                       OF
                          MENTOR GRAPHICS CORPORATION
                                     FOR A
                       SPECIAL MEETING OF STOCKHOLDERS OF
                         QUICKTURN DESIGN SYSTEMS, INC.

                                                               December 28, 1998

To the Stockholders of Quickturn Design Systems, Inc.:

    In response to the announcement by Quickturn Design Systems, Inc. (the "Company") that it had signed a merger agreement with Cadence Design Systems, Inc. ("Cadence") pursuant to which Cadence would acquire the Company in a stock merger, Dr. Walden C. Rhines, President and Chief Executive Officer of Mentor Graphics Corporation ("Mentor Graphics"), sent a letter to Mr. Keith R. Lobo, President and Chief Executive Officer of the Company, dated December 15, 1998, stating that Mentor Graphics is prepared to pay more for the Company in a negotiated transaction than the $14 per share price being proposed by Cadence.

    On December 28, 1998, Mentor Graphics and MGZ Corp. ("Purchaser") increased the offering price in the tender offer for shares of the Company to $14 cash per Share from $12.125 cash per Share, and reduced the number of Shares being sought to 2,100,000 Shares, which, together with the 591,500 Shares already owned by Mentor Graphics, would result in Mentor Graphics owning a total of 2,691,500 Shares, representing 14.9% of the Company's outstanding stock as of November 30, 1998.

    The Special Meeting will be held on Friday, January 8, 1999 to consider Mentor Graphics' proposals relating to the removal of the Company Board and to replace the Company Board with five new directors nominated by Mentor Graphics. If elected as directors of the Company, Mentor Graphics would encourage the Nominees, subject to their fiduciary duties as directors of the Company under applicable law and in accordance with the Company's rights and obligations under the merger agreement with Cadence, to seek to auction the Company to the highest bidder. Mentor Graphics would also encourage the Nominees, subject to their fiduciary duties as directors of the Company under applicable law and in accordance with the Company's rights and obligations under the merger agreement with Cadence, to allow any bidder, including Mentor Graphics, promptly to conduct a due diligence review of the Company and to seek to execute a merger agreement with the highest bidder. Mentor Graphics believes that any such merger agreement could be executed within 30 days of the Nominees being elected as directors of the Company.

    On December 15, 1998, Mentor Graphics commenced a new lawsuit in the Delaware Court of Chancery against the Company, the Company Board and Cadence. The suit alleges that the members of the Company Board have again breached their fiduciary duties and seeks to enjoin consummation of the proposed Cadence merger and to invalidate certain provisions of the Cadence merger agreement, including the $17,575,000 break-up fee. See "The Litigation."

    This Supplement to the Proxy Statement of Mentor Graphics (the "Supplement") amends and supplements the Proxy Statement dated September 11, 1998 of Mentor Graphics, as amended by a Supplement to the Proxy Statement dated September 15, 1998, and the Proxy Statement Supplement from Mentor Graphics dated December 7, 1998 (collectively, the "Proxy Statement"), each of which is enclosed herewith. Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Proxy Statement remain applicable in all respects, and this Supplement should be read in conjunction with the Proxy Statement. Unless the context requires otherwise, terms not defined herein have the meaning ascribed to them in the Proxy Statement.

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    THE AMENDED OFFER

    Mentor Graphics and Purchaser are now offering to purchase up to an aggregate of 2,100,000 Shares of the Company for $14 per Share, net to the seller in cash, without interest thereon (the "Offer Price"). The Offer, as amended, will expire at 12:00 midnight, New York City time, on Monday, January 11, 1999, unless extended (the "Expiration Date"). The Offer, as amended, is no longer subject to the Minimum Condition, the Section 203 Condition, the Rights Condition or the HSR Condition.

    If more than 2,100,000 Shares are validly tendered and not withdrawn in accordance with the terms of the Offer prior to the Expiration Date, Purchaser will accept for payment and pay for 2,100,000 Shares on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) according to the number of Shares validly tendered and not properly withdrawn by each stockholder at or prior to the Expiration Date. In order to acquire Shares in a timely fashion and announce a proration number, if any, at the earliest practicable date following the Expiration Date, guarantees of delivery of Shares will no longer be accepted pursuant to the Offer. All stockholders who have previously tendered Shares using guarantee of delivery procedures have either perfected their tender by delivering their Shares and any other required documents or have withdrawn their tenders. Mentor Graphics understands that no Shares that have been tendered and not withdrawn remain subject to guarantee of delivery procedures.

    Mentor Graphics and Purchaser will distribute to stockholders a Second Supplement to the Offer to Purchase and a revised Letter of Transmittal setting forth the terms and conditions of the amended Offer.

    THE PROPOSED MERGER

    Purchaser and Mentor Graphics will continue to seek to negotiate a merger agreement or similar business combination between the Company and Purchaser or another direct or indirect subsidiary of Mentor Graphics at the Offer Price (the "Proposed Merger"). The purpose of the Offer is for Mentor Graphics, through Purchaser, to increase its equity interest in the Company as the first step in completing the Proposed Merger between Purchaser and the Company. In the event that Mentor Graphics is successful in invalidating all or any portion of the $17,575,000 Break-Up Fee (as defined) and the Proposed Merger with Purchaser or another direct or indirect subsidiary of Mentor Graphics is consummated, Mentor Graphics intends to pay to all stockholders whose Shares are converted pursuant to the Proposed Merger an amount per Share which is equal to the Offer Price, which is currently $14, plus the lesser of (a) $.60 and (b) the quotient of (i) seventy five percent (75%) of any portion of the Break-Up Fee which has been invalidated divided by (ii) the total number of Shares outstanding on the date immediately preceding the date of the closing of the Proposed Merger.

    Mentor Graphics intends to pay the consideration it recovers if Mentor Graphics is successful in invalidating the Break-Up Fee (as discussed in the preceding paragraph) in the Proposed Merger, as opposed to in the Offer, because Mentor Graphics does not believe the litigation regarding the Break-Up Fee will be judicially resolved prior to the Expiration Date. Consequently, stockholders who tender their Shares in the Offer may receive slightly less cash per Share than stockholders who do not tender in the Offer and whose Shares are converted in the Proposed Merger.

    Mentor Graphics stands ready to consider increasing the Offer Price and the price to be paid per Share in the Proposed Merger if negotiation and due diligence demonstrate greater value of the Company to Mentor Graphics.

    BACKGROUND

    The information set forth on pages 5 and 6 of the Proxy Statement Supplement dated December 7, 1998 and on pages 7 through 11 of the Proxy Statement dated September 11, 1998 is amended and supplemented with the following information:

    On December 6, 1998, Dr. Walden C. Rhines, President and Chief Executive Officer of Mentor Graphics, called Mr. Glen Antle, Chairman of the Board of Directors of the Company, to assure him that Mentor Graphics remained willing to discuss a combination of the two companies and to consider an

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increased offer if due diligence showed greater value. During the evening of
December 8, 1998, Mentor Graphics' counsel called the Company's counsel to reiterate Mentor Graphics' willingness to discuss a business combination. The Company's counsel told Mentor Graphics' counsel that if Mentor Graphics wished to raise its bid, it should begin consideration of a higher proposal. Mentor Graphics' counsel stated that Mentor Graphics would respond on December 9, 1998 to the Company's invitation. Also on December 8, 1998, the Company's financial advisor contacted Mentor Graphics' financial advisor and stated that if Mentor Graphics wished to raise its bid, it should begin consideration of a higher proposal. Mentor Graphics' financial advisor stated that Mentor Graphics would respond by 5:00 p.m. on December 9, 1998. The Company's financial advisor confirmed that responding in that time frame would be acceptable.

    On December 8, 1998, before Mentor Graphics could submit its higher proposal and without informing Mentor Graphics that the Company was involved in negotiations with a third party, the Company entered into a merger agreement with Cadence.

    On December 15, 1998, Mentor Graphics issued a press release announcing that it is prepared to pay more for the Company in a negotiated transaction than the $14 per share price being proposed by Cadence. Mentor Graphics also stated that the size of its merger proposal would be influenced by Mentor Graphics' due diligence demonstrating greater value for the Company and the invalidation of the Termination Fee, the Reimbursement Fee and the Lock-Up Option (each as defined herein). Also on December 15, 1998, Dr. Rhines sent a letter to Mr. Lobo, a copy of which accompanies this Supplement.

    On December 15, 1998, the Company announced that it is committed to the merger with Cadence. Since December 15, 1998, Mentor Graphics has sought to negotiate a business combination with the Company as well as to resolve outstanding issues between the two companies and between Mentor Graphics and Cadence.

    On December 28, 1998, Mentor Graphics issued a press release announcing the terms of the Offer, as amended, and Dr. Rhines sent a letter to Mr. Lobo, a copy of which accompanies this Supplement.

    THE LITIGATION

    The information set forth on pages 7 through 10 of the Proxy Statement Supplement dated December 7, 1998 and on pages 13 through 16 of the Proxy Statement dated September 11, 1998 is amended and supplemented with the following information:

    On December 7, 1998, the Supreme Court of the State of Delaware granted the Company's motion for an expedited appeal of the Court of Chancery's Order entered on December 3, 1998. Oral argument will be presented to the Delaware Supreme Court on December 29, 1998.

    On December 15, 1998, Mentor Graphics commenced a new lawsuit in the Delaware Court of Chancery against the Company, the Company Board and Cadence. The suit alleges that the members of the Company Board have again breached their fiduciary duties and seeks to enjoin consummation of the proposed Cadence merger and to invalidate the $10,557,000 termination fee (the "Termination Fee") and the $3,500,000 expense reimbursement fee (the "Reimbursement Fee") under the Cadence merger agreement and the lock-up option for Cadence to purchase 19.9% of the Company's outstanding Shares (the "Lock-Up Option"). The Lock-Up Option provides that, should the Company accept an acquisition proposal from a party other than Cadence, Cadence can, in lieu of exercising the option, require the Company to make a "Total Payment" to Cadence of up to $14,075,000. Because "Total Payment" is defined in the Company's merger agreement with Cadence to include the Termination Fee, but not the Reimbursement Fee, the maximum amount payable to Cadence is $17,575,000 (the "Break-Up Fee"). Mentor Graphics' complaint also challenges that the Company Board failed to maximize stockholder value by excluding Mentor Graphics from the process of selling the Company.

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    On December 16, 1998, Mentor Graphics moved for summary affirmance of the
Chancery Court's Order dated December 3, 1998 and on December 21, 1998, the Delaware Supreme Court denied Mentor Graphics' motion.

    Mentor Graphics and Purchaser are filing with the Delaware District Court a motion for leave to file a fourth amended complaint against the Company, its President and Chief Executive Officer, Keith Lobo, Cadence, and its President and Chief Executive Officer, Jack Harding.

    The fourth amended complaint asserts additional claims for violations of securities laws, including Sections 14(a), 14(d) and 14(e) of the Exchange Act which are based on (a) the Company's failure to disclose prior to December 9, 1998 that (i) it had reversed its position that stockholders' interests would best be served by the Company remaining independent and pursuing its long term business plan; (ii) it had made contact with Cadence, given Cadence due diligence, and commenced negotiations with Cadence regarding an acquisition; and
(iii) Mentor Graphics was misled and shut out of the bidding in favor of Cadence; and (b) the Company's failure to disclose in its December 9, 1998 filings with the Commission regarding the Cadence merger (i) adequate information regarding the reasons of the Company and the Company Board for accepting the Cadence merger; (ii) sufficient information regarding the opinion of Hambrecht & Quist that the consideration to be received by stockholders in the Cadence merger is fair, from a financial point of view, including the analyses underlying the opinion; and (iii) the terms or the identities of the recipients of the employment and non-compete agreements referenced in the Cadence merger agreement.

    The fourth amended complaint asserts additional claims for violations of
Section 14(a) of the Exchange Act based on the efforts of Messrs. Lobo and Harding to solicit stockholder support for the Company in connection with the Special Meeting. The fourth amended complaint seeks: a declaration that the defendants violated the securities laws; injunctive relief requiring the Company to comply with the securities laws and to refrain from making false or misleading statements; injunctive relief barring enforcement of the Cadence merger agreement and voiding all proxies obtained by the Company between the date it commenced negotiations with Cadence and the date ten business days after it makes full disclosure; a declaration that Mentor Graphics and Purchaser are in full compliance with the Exchange Act and all other applicable securities laws, rules and regulations; and an award of costs and expenses, including attorneys' fees.

    YOUR VOTE IS IMPORTANT, NO MATTER HOW FEW OR HOW MANY SHARES YOU OWN. MENTOR GRAPHICS URGES YOU TO MARK, SIGN AND DATE AND RETURN THE ENCLOSED GOLD STRIPED PROXY CARD TO VOTE FOR THE PROPOSALS.

    If you have any questions about executing or delivering the enclosed GOLD Striped Proxy Card or require assistance, please contact:

                           [MacKenzie Partners, Inc.]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE: (800) 322-2885
                              FAX: (212) 929-0308

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